SAMUEL KLEIN AND COMPANY
CERTIFIED PUBLIC ACCOUNTANTS

550 BROAD STREET
NEWARK, N.J. 07102-4517
PHONE (973) 624-6100
FAX (973) 624-6101

36 WEST MAIN STREET
FREEHOLD, N.J. 07728-2291
PHONE (732) 780-2600
FAX (732) 780-1030

February 28, 2008

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Comstock Industries, Inc.
Form 8-K

Gentlemen:

We have read Form 8-K dated March 1, 2005 of Comstock Industries, Inc. and we agree with the statements made in the first, third and fourth paragraphs of the section entitled "Changes in Registrant's Certifying Accountant" of Item 4.01 of this report. We have no basis to agree or disagree with the statements made in the second or fifth paragraphs of Item 4.01 or in Item 4.02 of this report.

Samuel Klein and Company

SAMUEL KLEIN AND COMPANY

Newark, New Jersey